UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2013 (May 9, 2013)

American Realty Capital Trust IV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-180274	32-0372241
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 9, 2013, American Realty Capital Trust IV, Inc. (the “Company”) completed its due diligence review in connection with its entrance into a purchase and sale agreement to acquire the fee simple interest in a Rolls-Royce office complex located in Indianapolis, Indiana, prior to the end of the due diligence period upon which the purchase and sale agreement was conditioned. The Company acquired the property on May 9, 2013.

A description of the acquisition and the property is included in Item 2.01 of this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 9, 2013, the Company, through a wholly owned subsidiary of its operating partnership, closed its acquisition of the fee simple interest in a Rolls-Royce office complex located in Indianapolis, Indiana. The seller of the property was Eli Lilly and Company. The seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The property contains 0.4 million rentable square feet and is 100% leased to Rolls-Royce Corporation, a subsidiary of Rolls-Royce PLC which carries an investment grade credit rating as determined by major credit rating agencies. The lease has an original lease term of 11.8 years with 9.7 years remaining at acquisition and expires in December 2022.  The lease contains two renewal options of five years each. The lease contains fixed annual rental increases of 2.0%. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized straight line rental income for the initial lease term with respect to the acquisition is $6.1 million.

The purchase price of the property was $79.1 million, exclusive of closing costs. The Company funded 100% of the acquisition of the property with cash from the sale of its common stock. The Company may seek to obtain financing on the property post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST IV, INC.

Date: May 15, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors